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                                                                      EXHIBIT 5

                    [Hogan & Hartson L.L.P. Letterhead]







                                November 28, 2001




Board of Directors
PlanetCAD Inc.
2520 55th Street, Suite 200
Boulder, Colorado 80301


            RE:   REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:


            We are acting as counsel to PlanetCAD, Inc., a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form S-3, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission relating to potential resales by the Selling Stockholders (as defined below) of up to 3,655,556 shares (the "SHARES") of the Company's common stock, par value $0.01 per share, of which Shares (i) an aggregate of 1,900,000 shares (the "FEBRUARY SHARES") were issued to the Selling Stockholders pursuant to a Securities Purchase Agreement, dated as of February 22, 2000 (the "SECURITIES PURCHASE AGREEMENT"), among the Company and each of Capstone Ventures SBIC, L.P., The Roser Partnership III, SBIC, LP, J.F. Shea Co., Inc. as Nominee 2000-25, Cypress Growth Fund III, L.P. and Dassault Systemes Corp. ("DASSAULT" and, collectively with the other investors party to the Securities Purchase Agreement, the "SELLING STOCKHOLDERS"), (ii) an aggregate of 1,200,000 shares (the "WARRANT SHARES") are issuable upon exercise of warrants, each dated as of February 22, 2000 (collectively, the "WARRANTS"), issued to the Selling Stockholders, and (iii) 555,556 shares (the "NOVEMBER SHARES" and, collectively with the February Shares, the "OUTSTANDING SHARES") were issued to Dassault pursuant to a Share Purchase Agreement, dated as of November 14, 2000 (the "SHARE PURCHASE AGREEMENT"), between the Company and Dassault. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-B, 17 C.F.R. Section 228.601(b)(5), in connection with the Registration Statement.


            For purposes of this opinion letter, we have examined copies of the following documents:


            1.    An executed copy of the Registration Statement.


            2. An executed copy of the Securities Purchase Agreement, the Share Purchase Agreement and each of the Warrants.


            3. The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on November 15, 2001 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.


            4. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.


            5. Resolutions of the Board of Directors of the Company adopted at a meeting held on February 17, 2000, as certified by the Secretary of the Company on the date hereof as
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                  being complete, accurate, and in effect, relating to the
                  issuance and sale of the February Shares, the Warrants and the Warrant Shares and arrangements in connection therewith.


            6. Resolutions of the Board of Directors of the Company adopted at a meeting held on June 28, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the November Shares and arrangements in connection therewith.


            7. A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company.


            In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.


            This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.


            Based upon, subject to and limited by the foregoing, we are of the opinion that (1) following (i) effectiveness of the Registration Statement, (ii) issuance of the Warrant Shares pursuant to the terms contemplated in the Warrants, and (iii) receipt by the Company of the consideration for the Warrant Shares specified in the resolutions of the Board of Directors, the Warrant Shares will be validly issued, fully paid, and nonassessable and (2) the Outstanding Shares are validly issued, fully paid, and nonassessable. In rendering the foregoing opinions, we have assumed the receipt by the Company of the consideration specified in the resolutions of the Board of Directors of the Company authorizing the original issuance and sale of the Outstanding Shares and the Warrants.


            This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.


            We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                          Very truly yours,

                                          /s/ HOGAN & HARTSON L.L.P.

                                          HOGAN & HARTSON L.L.P.